Exhibit 99.1

NEWS RELEASE

H. Patrick Dee Chief Operating Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

FIRST STATE REPORTS SOLID LOAN GROWTH

Albuquerque, NM—January 28, 2008

OVERVIEW:

•	Earnings for 2007 of $24.8 million, up 9% from prior year.
•	Earnings for the quarter of $4.5 million, down 22% from last year’s quarter.
•	Diluted earnings per share for 2007 of $1.20, down 5% from prior year.
•	Diluted earnings per share for the quarter of $0.22, down 29% from last year’s quarter.
•	2007 organic loan growth of 12%.
•	2007 organic deposit growth of 4%.
•	Net interest margin of 4.44% for the quarter and 4.59% for the year.

INCOME STATEMENT HIGHLIGHTS:
(Unaudited - $ in thousands, except share and per share amounts)	Fourth Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Interest income	$58,132	$48,825	$229,232	$181,852
Interest expense	24,543	19,346	96,425	67,051

Net interest income	33,589	29,479	132,807	114,801
Provision for loan losses	(3,708)	(1,505)	(10,267)	(6,993)

Net interest income after provision for loan losses	29,881	27,974	122,540	107,808
Non-interest income	6,379	5,286	25,465	19,472
Non-interest expense	29,231	24,079	109,886	92,008

Income before income taxes	7,029	9,181	38,119	35,272
Income tax expense	2,500	3,376	13,312	12,497

Net income	$4,529	$5,805	$24,807	$22,775

Basic earnings per share	$0.22	$0.32	$1.21	$1.28
Diluted earnings per share	$0.22	$0.31	$1.20	$1.26
Weighted average basic shares outstanding	20,189,134	18,248,668	20,427,682	17,736,860
Weighted average diluted shares outstanding	20,225,590	18,580,868	20,628,019	18,061,931

FSNM - Fourth Quarter Results

January 28, 2008

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FINANCIAL RATIOS:

	Fourth Quarter Ended December 31,		Year Ended December 31,
(unaudited)	2007	2006	2007	2006
Return on average assets	0.53%	0.85%	0.77%	0.88%
Return on average equity	5.75%	9.39%	8.02%	10.15%
Efficiency ratio	73.14%	69.26%	69.43%	68.52%
Operating expenses to average assets	3.45%	3.54%	3.39%	3.55%
Net interest margin	4.44%	4.76%	4.59%	4.89%
Average equity to average assets	9.28%	9.09%	9.55%	8.66%
Leverage ratio	8.44%	10.96%	8.44%	10.96%
Total risk based capital ratio	10.27%	13.48%	10.27%	13.48%

First State Bancorporation (“First State”) (NASDAQ:FSNM) today announced earnings for 2007 of $24.8 million compared to $22.8 million for 2006, an increase of 9%. Earnings per diluted share for 2007 were $1.20 compared to $1.26 per diluted share for 2006, a decrease of 5%. For the quarter ended December 31, 2007, net income was $4.5 million compared to $5.8 million for the quarter ended December 31, 2006, a decrease of 22%. Earnings per diluted share for the quarter ended December 31, 2007 were $0.22 compared to $0.31 per diluted share for the quarter ended December 31, 2006, a decrease of 29%.

On March 1, 2007, First State completed the acquisition and merger of Front Range Capital Corporation and its subsidiary, Heritage Bank (“Front Range”) for $72 million in cash. The transaction was accounted for using the purchase method of accounting, and accordingly, the assets and liabilities of Front Range were recorded at their estimated fair value on the acquisition date. The results of operations for Front Range are included in the consolidated results of First State subsequent to the acquisition date.

BALANCE SHEET HIGHLIGHTS:

(Unaudited - $ in thousands except per share amounts)	December 31,
	2007	2006	$ Change	% Change
Total assets	$3,424,963	$2,801,572	$623,391	22%
Total loans	2,541,210	2,041,607	499,603	24%
Investment securities	516,404	492,752	23,652	5%
Deposits	2,574,687	2,120,924	453,763	21%
Non-interest bearing deposits	485,419	447,172	38,247	9%
Interest bearing deposits	2,089,268	1,673,752	415,516	25%
Borrowings	301,613	213,413	88,200	41%
Shareholders’ equity	310,862	304,892	5,970	2%
Book value per share	$15.47	$14.67	$0.80	5%
Tangible book value per share	$8.16	$11.04	$(2.88)	(26%)

On November 30, 2007, First State completed the sale of its credit card portfolio to an independent third party. First State will operate as an agent under a five year agreement. The credit card portfolio, with a balance of approximately $8.2 million on the closing date, was sold at a premium of 31% or approximately $2.5 million. The gain on the sale was deferred and will be recognized ratably over the period of the revenue sharing agreement of sixty months. The sale is expected to positively impact our earnings stream and provide efficiencies.

In conjunction with the acquisition of Front Range, First State acquired approximately $296 million in total loans, approximately $360 million in deposits, and recognized goodwill and other intangibles of approximately $74 million. Excluding the loans and deposits acquired, and taking into account the third quarter 2007 net $35.5 million sale of acquired loans, and the fourth quarter sale of the credit card portfolio, total loans increased by approximately $247 million or 12% and deposits increased by $94 million or 4% from December 31, 2006 to December 31, 2007.

FSNM - Fourth Quarter Results

January 28, 2008

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“We were very satisfied with our excellent loan growth throughout 2007 and the solid deposit growth in the second half of the year, commented Michael R. Stanford, President and Chief Executive Officer. “Our non interest expenses for the year included significant amounts related to our acquisition of Front Range, but we recognize the need to better manage our expenses and are aggressively addressing this going forward,” continued Stanford.

Net interest income was $33.6 million for the fourth quarter of 2007 compared to $29.5 million for the same quarter of 2006. For the years ended December 31, 2007 and 2006, net interest income was $132.8 million and $114.8 million, respectively. First State’s net interest margin was 4.44% and 4.76% for the fourth quarters of 2007 and 2006, respectively. The net interest margin was 4.59% and 4.89% for the years ended December 31, 2007 and 2006, respectively. The decrease in the net interest margin during the first three quarters of 2007 was primarily due to the repricing of existing deposits and the higher cost of new deposits, resulting from the Federal Reserve Bank rate increases from late 2004 through June 2006, as well as the need to utilize borrowings to fund the loan growth which has continued to outpace deposit growth. In addition, the mix of our deposits has shifted toward higher cost deposit products. The Front Range acquisition also contributed to net interest margin compression, as Front Range’s net interest margin was lower than First State’s net interest margin, on a stand-alone basis. The Federal Reserve lowered the Federal Funds target rate by 50 basis points on September 18, 2007, and by 25 basis points each on October 31, 2007 and December 11, 2007, leading to a similar decrease in the prime lending rate, and continuing the net interest margin compression in the fourth quarter of 2007. The September decrease had minimal affect on net interest margin for the third quarter, due to the date of the change. Our net interest margin may continue to compress if we continue to experience strong loan growth without a corresponding increase in core deposits, and/or if the Federal Reserve continues to lower target rates, which it did on January 22, 2008 with an additional 75 basis point reduction. Repricing of deposits will continue to be determined primarily by competitive market forces.

ALLOWANCE FOR LOAN LOSSES:

(Unaudited - $ in thousands)	December 31, 2007	December 31, 2006
Balance beginning of period	$23,125	$17,413
Provision for loan losses	10,267	6,993
Net charge-offs	(4,638)	(3,409)
Allowance related to acquired loans	2,958	2,128

Balance end of period	$31,712	$23,125

Allowance for loan losses to total loans held for investment	1.26%	1.15%
Allowance for loan losses to non-performing loans	103%	166%

NON-PERFORMING ASSETS:

(Unaudited - $ in thousands)	December 31, 2007	December 31, 2006
Accruing loans – 90 days past due	$2	$75
Non-accrual loans	30,736	13,851

Total non-performing loans	$30,738	$13,926
Other real estate owned	18,107	6,396

Total non-performing assets	$48,845	$20,322

Potential problem loans	$63,961	$35,916
Total non-performing assets to total assets	1.43%	0.73%

First State’s provision for loan losses was $3.7 million for the fourth quarter of 2007 compared to $1.5 million for the same quarter of 2006. The provision for loan losses for the year ended December 31, 2007 was $10.3 million compared to $7.0 million for the year ended December 31, 2006. The increase is primarily a result of an increase in net charge-offs, an increase in non-performing loans, and continued growth of the portfolio. Non performing loans increased by $16.8 million compared to December 31, 2006. First State’s allowance for loan losses was 1.26% and 1.15% of total loans held for investment at December 31, 2007 and December 31, 2006, respectively.

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January 28, 2008

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Other real estate owned increased approximately $11.7 million compared to the same period of 2006. Other real estate owned at December 31, 2007 includes $8.1 million in foreclosed or repossessed assets, $4.4 million in other real estate owned acquired as part of the Front Range acquisition, and approximately $5.6 million in bank facilities and vacant land listed for sale.

In January 2008, we received an offer to purchase one of the foreclosed properties. This property was written down in December 2007 by $230,000, to reflect its estimated net realizable value.

The $5.6 million of bank facilities and vacant land listed for sale is comprised of three recently closed facilities and three parcels of vacant land previously held for future branch locations. In January 2008, one of the bank facilities was sold, net, for $1.3 million. This property was written down in December 2007 by approximately $40,000 to reflect the net proceeds received.

“Although our asset quality numbers have been impacted primarily by problem loans in our residential construction and lot development portfolios, we believe that our potential loss exposure is limited by fairly solid real estate collateral values supporting most of these credits,” stated H. Patrick Dee, Executive Vice President and Chief Operating Officer. “We have identified potential loss exposure in our loans and have increased our allowance for loan losses accordingly. Our net charge offs, at an annualized rate of 25 basis points of average loans in the fourth quarter, were in line with our expectations,” continued Dee.

NON-INTEREST INCOME:

(Unaudited - $ in thousands)	Fourth Quarter Ended December 31,
	2007	2006	$ Change	% Change
Service charges on deposit accounts	$2,659	$1,945	$714	37%
Other banking service fees	224	180	44	24%
Credit and debit card transaction fees	1,175	866	309	36%
Check imprint income	206	168	38	23%
Gain on sale or call of investment securities	9	—	9	—
Gain on sale of mortgage loans	1,005	1,337	(332)	(25%	)
Income on cash surrender value of bank-owned life insurance	406	335	71	21%
Other	695	455	240	53%

	$6,379	$5,286	$1,093	21%

Non-interest income for the fourth quarter of 2007 was $6.4 million, compared to $5.3 million for the fourth quarter of 2006, an increase of $1.1 million or 21%. The increase in service charges on deposit accounts is primarily due to an increase in overdraft and NSF fees which was enhanced by the Front Range acquisition. The increase in credit and debit card transaction fees is primarily due to an increase in debit card transaction volume during the year, also enhanced by the Front Range transaction. The decrease in gain on sale of mortgage loans is due to reduced volumes reflecting the recent nationwide slow down in the residential mortgage market.

FSNM - Fourth Quarter Results

January 28, 2008

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NON-INTEREST INCOME:

(Unaudited - $ in thousands)	Year Ended December 31,
	2007	2006	$ Change	% Change
Service charges on deposit accounts	$10,002	$7,575	$2,427	32%
Other banking service fees	941	867	74	9%
Credit and debit card transaction fees	4,331	2,959	1,372	46%
Gain (loss) on sale or call of investment securities	39	(140)	179	128%
Check imprint income	756	609	147	24%
Gain on sale of mortgage loans	4,788	4,867	(79)	(2%	)
Income on cash surrender value of bank-owned life insurance	2,129	1,222	907	74%
Other	2,479	1,513	966	64%

	$25,465	$19,472	$5,993	31%

Non-interest income for the year ended December 31, 2007 was $25.5 million, compared to $19.5 million for the year ended December 31, 2006, an increase of $6.0 million or 31%. The increase in service charges on deposit accounts is primarily due to an increase in overdraft and NSF fees which was enhanced by the Front Range acquisition. The increase in credit and debit card transaction fees is primarily due to an increase in debit card transaction volume during the year, also enhanced by the Front Range transaction. The increase in income on cash surrender value of bank-owned life insurance is due to the receipt of approximately $570,000 from the death benefit of an insured employee and the addition of approximately $8.8 million in cash surrender value of bank-owned life insurance acquired in conjunction with the Front Range transaction. The increase in other non-interest income includes $132,000 of interest income on monies held in escrow for the exchange of Front Range shares for cash. The increase in other non-interest income is also due to an increase in rental income and gains on sales of other real estate owned.

NON-INTEREST EXPENSE:

(Unaudited - $ in thousands)	Fourth Quarter Ended December 31,
	2007	2006	$ Change	% Change
Salaries and employee benefits	$12,415	$11,001	$1,414	13%
Occupancy	3,872	3,055	817	27%
Data processing	1,693	1,612	81	5%
Equipment	2,235	1,799	436	24%
Legal, accounting, and consulting	600	630	(30)	(5%	)
Marketing	844	902	(58)	(6%	)
Telephone	588	630	(42)	(7%	)
Supplies	273	307	(34)	(11%	)
Delivery	320	287	33	12%
Other real estate owned	1,877	113	1,764	1,561%
FDIC insurance premiums	465	63	402	638%
Amortization of intangibles	651	324	327	101%
Check imprint expense	185	157	28	18%
Other	3,213	3,199	14	—

	$29,231	$24,079	$5,152	21%

FSNM - Fourth Quarter Results

January 28, 2008

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Non-interest expenses were $29.2 million and $24.1 million for the quarters ended December 31, 2007 and 2006, respectively, and represent an increase of $5.1 million or 21%. The acquisition of Front Range contributed approximately $3.5 million toward the overall increase in non-interest expenses during the quarter. Salary and benefits increased approximately $1.4 million, due primarily to the additional Front Range employees and an increase in incentive expense. The increase in occupancy expense reflects the acquisition of Front Range, the lease of space in Phoenix for three new branches, a new branch in Albuquerque, a new branch in Rio Rancho, and new branch locations in Denver and Ft Collins, Colorado. The increase in equipment is primarily due to Front Range and our continued organic growth. The increase in FDIC insurance premiums is primarily due to new FDIC assessment rates that took effect at the beginning of 2007. These rates are significantly higher than the previous assessment rates. The new assessment system allowed eligible insured depository institutions to share a one-time assessment credit pool, which offset premiums for a period of time. First Community Bank’s share of the credit was used up in the third quarter of 2007. The increase in expenses related to other real estate owned is primarily due to the write-down of three closed bank branch facilities totaling approximately $650,000, the write-down of a foreclosed property for $230,000, and a $417,000 loss on the sale of a foreclosed single family developed lot property. In addition, the increase is due to an increase in taxes and insurance and other expenses commensurate with the increase in other real estate owned. The increase in amortization of intangibles is due to the acquisition of Front Range.

NON-INTEREST EXPENSE:

(Unaudited - $ in thousands)	Year Ended December 31,
	2007	2006	$ Change	% Change
Salaries and employee benefits	$50,590	$43,906	$6,684	15%
Occupancy	14,838	11,198	3,640	33%
Data processing	6,553	5,688	865	15%
Equipment	8,234	6,270	1,964	31%
Legal, accounting, and consulting	2,747	3,292	(545)	(17%)
Marketing	3,364	3,873	(509)	(13%)
Telephone	2,391	2,172	219	10%
Supplies	1,265	1,326	(61)	(5%)
Delivery	1,234	1,074	160	15%
Other real estate owned	2,610	371	2,239	604%
FDIC insurance premiums	1,053	234	819	350%
Amortization of intangibles	2,380	1,299	1,081	83%
Check imprint expense	727	574	153	27%
Other	11,900	10,731	1,169	11%

	$109,886	$92,008	$17,878	19%

Non-interest expenses for the year ended December 31, 2007 were $109.9 million compared to $92.0 million for the year ended December 31, 2006 and represent an increase of $17.9 million or 19%. The acquisition of Front Range contributed approximately $12.4 million toward the overall increase in non-interest expenses. Of the $6.7 million increase in salaries and benefits, approximately $4.1 million is due to the additional employees of Front Range. The remaining increase in salaries and benefits is primarily due to normal compensation increases for job performance, an increase in incentive expense, and an increase in temporary help and other personnel expense which includes approximately $617,000 in retention and stay bonuses for Front Range employees. The $617,000 was partially offset by the other personnel expenses incurred in conjunction with the Access and NMFC acquisitions in 2006 which did not recur in 2007. The increase in occupancy expense reflects the acquisition of Front Range, the lease of space in Phoenix for three new branches, additional administrative space in Albuquerque, a new branch in Rio Rancho, a new branch in Albuquerque, and new branch locations in Denver and Ft. Collins, Colorado. The increase in data processing expense is primarily due to fees related to the Front Range system conversion, an increase in ATM processing fees and an increase in expenses associated with software maintenance contracts. These increases were partially offset by a decrease in certain software expenses, as the Access

FSNM - Fourth Quarter Results

January 28, 2008

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and NMFC system conversions were completed in 2006. The increase in equipment is primarily due to Front Range and our continued organic growth. The decrease in legal, accounting and consulting expense is primarily due to expenses incurred in the nine months ended September 30, 2006, for the conversion and implementation of information systems related to the acquisitions of Access and NMFC. The decrease in marketing is primarily due to a decrease in direct advertising expense, partially related to advertising in 2006 for the Bank’s name change. The increase in expenses related to other real estate owned is primarily due to the write-down of three closed bank branch facilities totaling approximately $650,000, the write down of two foreclosed properties for approximately $340,000, and a $417,000 loss on the sale of a foreclosed single family developed lot property. In addition, the increase is due to an increase in taxes and insurance and other expenses commensurate with the increase in other real estate owned. The increase in FDIC insurance premiums is primarily due to new FDIC assessment rates that took effect at the beginning of 2007. These rates are significantly higher than the previous assessment rates. The new assessment system allowed eligible insured depository institutions to share a one-time assessment credit pool, which offset premiums for a period of time. First Community Bank’s share of the credit was used up in the third quarter of 2007. The increase in amortization of intangibles is due to the acquisition of Front Range. The increase in other non-interest expenses is primarily due to an increase of approximately $190,000 related to a new credit and debit card reward point program, $133,000 for external loan review fees, an increase in the loss on disposal of fixed assets of approximately $400,000, and the $617,000 loss on redemption of the First State NM Statutory Trust II, partially offset by the net gain of $168,000 on the redemption of Access Anytime Trust I. Other non interest expenses in 2006 included a $191,000 loss on early redemption of First State NM Statutory Trust I. The loss on disposal of fixed assets is primarily due to the disposal of obsolete telephone equipment.

In conjunction with its fourth quarter earnings release, First State will host a conference call to discuss these results, which will be simulcast over the Internet on Monday, January 28, 2008 at 5:00 p.m. Eastern Time. To listen to the call and view the slide presentation, visit www.fcbnm.com, Investor Relations. The conference call will be available for replay beginning January 28, 2008 through February 7, 2008 at www.fcbnm.com, Investor Relations.

On Friday, January 25, 2008, First State’s Board of Directors declared a quarterly dividend of $0.09 per share. The dividend will be paid to shareholders of record on February 6, 2008, payable March 5, 2008.

First State Bancorporation is a New Mexico based commercial bank holding company (NASDAQ:FSNM). First State provides services, through its subsidiary First Community Bank, to customers from a total of 61 branches located in New Mexico, Colorado, Utah and Arizona. On Friday, January 25, 2008, First State’s stock closed at $12.47 per share.

FSNM - Fourth Quarter Results

January 28, 2008

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The following tables provide selected information for average balances and average yields for the quarters and years ended December 31, 2007 and 2006:

(Unaudited - $ in thousands)	Fourth Quarter Ended December 31, 2007		Fourth Quarter Ended December 31, 2006
	Average Balance	Average Yield	Average Balance	Average Yield
AVERAGE BALANCES:
Loans	$2,510,183	8.28%	$2,005,515	8.64%
Investment securities	482,084	4.60%	430,050	4.51%
Interest-bearing deposits with other banks and federal funds sold	11,606	4.48%	18,964	5.38%
Total interest-earning assets	3,003,873	7.68%	2,454,529	7.89%
Total interest-bearing deposits	2,055,092	3.63%	1,626,174	3.50%
Total interest-bearing liabilities	2,541,764	3.83%	1,996,187	3.84%

Non interest-bearing demand accounts	489,643		444,404
Equity	312,309		245,385
Total assets	3,364,483		2,698,349

(Unaudited - $ in thousands)	Year Ended December 31, 2007		Year Ended December 31, 2006
	Average Balance	Average Yield	Average Balance	Average Yield
AVERAGE BALANCES:
Loans	$2,401,787	8.59%	$1,903,414	8.49%
Investment securities	480,165	4.64%	427,693	4.49%
Interest-bearing deposits with other banks and federal funds sold	13,755	4.86%	17,998	5.64%
Total interest-earning assets	2,895,707	7.92%	2,349,105	7.74%
Total interest-bearing deposits	1,965,062	3.66%	1,588,240	3.18%
Total interest-bearing liabilities	2,442,137	3.95%	1,917,776	3.50%

Non interest-bearing demand accounts	470,063		439,138
Equity	309,332		224,481
Total assets	3,240,376		2,592,464

The following tables provide information regarding loans and deposits for the years ended December 31, 2007 and 2006:

(Unaudited - $ in thousands)	December 31, 2007		December 31, 2006
LOANS:
Commercial	$342,141	13.5%	$295,566	14.5%
Real estate—commercial	967,322	38.1%	714,086	35.0%
Real estate—one- to four-family	235,015	9.2%	217,247	10.6%
Real estate—construction	928,582	36.5%	733,333	35.9%
Consumer and other	47,372	1.9%	55,647	2.7%
Mortgage loans available for sale	20,778	0.8%	25,728	1.3%

Total	$2,541,210	100.0%	$2,041,607	100.0%

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(Unaudited - $ in thousands)	December 31, 2007		December 31, 2006
DEPOSITS:
Non-interest bearing	$485,419	18.9%	$447,172	21.1%
Interest bearing demand	336,914	13.1%	322,717	15.2%
Money market savings accounts	355,889	13.8%	222,263	10.5%
Regular savings	107,096	4.2%	107,812	5.1%
Certificates of deposit less than $100,000	490,741	19.1%	386,626	18.2%
Certificates of deposit greater than $100,000	798,628	30.9%	634,334	29.9%

Total	$2,574,687	100.0%	$2,120,924	100.0%

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). The discussions regarding our growth strategy, expansion of operations in our markets, acquisitions, competition, loan and deposit growth, timing of new branch openings and consolidations, and response to consolidation in the banking industry include forward-looking statements. Other forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include changes in interest rates, local business conditions, government regulations, loss of key personnel or inability to hire suitable personnel, faster or slower than anticipated growth, economic conditions, our competitors’ responses to our marketing strategy, and competition in the geographic and business areas in which we conduct our operations. Other factors are described in First State’s filings with the Securities and Exchange Commission. First State is under no obligations to update any forward-looking statements.

First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fcbnm.com.